Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contact:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

SUPERIOR INDUSTRIES REPORTS
2011 FIRST QUARTER FINANCIAL RESULTS

-- Net sales, unit shipments, gross profit, operating and pre-tax income all up over the prior year --

VAN NUYS, CALIFORNIA - May 6, 2011 - Superior Industries International, Inc. (NYSE:SUP) today announced improved pre-tax results for the first quarter of 2011. Income before income taxes and equity earnings was $11.2 million for the 2011 first quarter, an 84 percent increase over $6.1 million for the first quarter a year ago.

Net income was $8.1 million, or $0.29 per diluted share, for the first quarter of 2011 and included income tax expense of $3.1 million. This compares to first quarter 2010 net income of $8.9 million, or $0.33 per diluted share, which included an income tax benefit of $4.2 million and equity in losses of unconsolidated affiliates of $1.4 million.

Income from operations for the first quarter increased 59 percent to $10.2 million, from $6.4 million in the first quarter of last year. Net sales increased 26 percent to $189.5 million, in the first quarter of 2011, from $150.2 million for the same period a year ago.

“We are pleased that our first quarter results for 2011 are improved over the prior year,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “Market conditions were positive, and the year-over-year increase in our volume shipped was right in line with overall market growth. We kept pace with the market despite taking a full week maintenance shutdown and incurring some weather related disruptions in all our plants.” Borick went on to say, “However, we will focus on improving on our first quarter cost performance and continue efforts to increase production levels and improve efficiencies as the year progresses.”

2011 First Quarter Results
Income before income taxes and equity earnings increased $5.1 million to $11.2 million, for the 2011 first quarter, compared with income before income taxes and equity earnings of $6.1 million for the first quarter a year ago. As indicated above, the first quarter of 2011 included an income tax provision of $3.1 million versus an income tax benefit of $4.2 million in the same period a year ago. Equity income in the first quarter of 2011 was minimal, while equity losses in the first quarter of 2010 totaled $1.4 million. The resulting net income for the first quarter of 2011 was $8.1 million, or $0.29 per diluted share, compared with net income of $8.9 million, or $0.33 per diluted share, for the same period of 2010.

Consolidated net sales for the first quarter of 2011 increased 26 percent to $189.5 million, from $150.2 million for the first quarter of 2010. Unit sales volume increased 17 percent during the 2011 quarter and contributed $24.5 million to net sales growth. The average selling price of wheels increased approximately 9 percent over the first quarter of the prior year, due principally to higher aluminum prices, which added $10.7 million to net sales. During the first quarter of 2011, wheel program development revenues were up slightly to $2.5 million, as compared to $2.4 million in the same period a year ago. The remainder of 2011 sales improvement resulted primarily from changes in sales mix.

The 17 percent increase in unit sales volume for the first quarter of 2011 is in line with the 16 percent growth in total production of passenger cars and light-duty vehicles in North America, the principal market for Superior's products. Unit shipments increased by 21 percent to Ford, by 3 percent to General Motors, and by 62 percent to international customers, while shipments to Chrysler decreased by 23 percent.

Gross profit for the first quarter of 2011 was $16.9 million, or 9 percent of net sales, compared with $12.6 million, or 8 percent of net sales, for the first quarter of 2010. The improvement in gross profit in the current quarter resulted from increased sales volume and the favorable impact of higher production in the 2011 first quarter, partially offset by approximately $3.4 million of costs primarily associated with scheduled plant maintenance shut downs and production curtailments due to inclement weather during the period. Shut down costs in the first quarter of 2010 were approximately $600,000. Additionally, operating inefficiencies were incurred in the first quarter of 2011 as start-up cost resulted from increasing headcount to better balance manpower with production levels and to support new program launches. Repair and maintenance costs incurred during the first quarter of 2011 outside of the plant shutdown periods were also higher compared with the first quarter of last year.

SG&A expenses in the first quarter of 2011 totaled $6.7 million, which was 3.5 percent of net sales. For the first quarter of 2010, SG&A expenses were $6.2 million, or 4.1 percent of net sales.

The income tax provision for the first quarter of 2011 was $3.1 million compared to an income tax benefit of $4.2 million for the first quarter of 2010. The 2010 tax benefit included a $10.4 million net benefit relating to the completion of certain examinations by taxing authorities during the period and the resulting reversal of a portion of our liability for uncertain tax positions. The $10.4 million net benefit was reduced partially by a provision for taxes on income, which included foreign income taxed at rates higher than the federal statutory rate.

The company's share of the equity loss from its 50-percent joint venture ownership in Hungary during the first quarter of 2010 was $1.4 million. Superior's ownership stake in the joint venture was sold in June 2010.

Balance Sheet
At March 27, 2011, working capital was $321.2 million, including cash, cash equivalents and short-term investments of $177.5 million. At December 31, 2010, working capital was $311.1 million, including cash, cash equivalents and short-term investments of $151.6 million. Superior has no bank or other interest bearing debt.

Conference Call
Superior will host a conference call beginning at 10:00 a.m. PDT (1:00 p.m. EDT) on May 6, 2011 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and will be referred to during the conference call. The webcast replay will be available at the same internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review its financial results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries
Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements
This press release may contain statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include references to anticipated levels of demand for the company's products, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2010. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2011	2010
Net Sales	$189,534	$150,196

Cost of Sales	172,657	137,568
Gross Profit	16,877	12,628

Selling and Administrative Expenses	6,692	6,226
Income From Operations	10,185	6,402

Interest Income, net	291	400
Other Income (Expense), net	691	(718)
Income Before Income Taxes and Equity Earnings	11,167	6,084

Income Tax (Provision) Benefit	(3,113)	4,173
Equity Losses of Unconsolidated Affiliates	—	(1,358)
Net Income	$8,054	$8,899

Earnings Per Share:
Basic	$0.30	$0.33
Diluted	$0.29	$0.33

Weighted Average and Equivalent Shares Outstanding
for Earnings Per Share:
Basic	26,870,000	26,668,000
Diluted	27,311,000	26,713,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	March 31,	December 31,
	2011	2010
Current Assets	$399,107	$381,612
Property, Plant and Equipment, net	168,186	167,207
Investments and Other Assets	23,303	23,623
	$590,596	$572,442

Current Liabilities	$77,913	$70,538
Long-Term Liabilities	90,888	88,422
Shareholders' Equity	421,795	413,482
	$590,596	$572,442